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                                                             EXHIBIT 4.32

                                SIXTH AMENDMENT
                                       OF
                      NORTHWESTERN STEEL AND WIRE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN



         WHEREAS, Northwestern Steel and Wire Company, an Illinois corporation (the "company"), maintains the Northwestern Steel and Wire Company Employee Stock Ownership Plan (the "plan"); and

         WHEREAS, the plan has been amended, and further amendment of the plan now is considered desirable;

         NOW, THEREFORE, by virtue of the power reserved to the company under
Section 23 of the plan, and in exercise of the authority delegated to the undersigned officers of the company by resolution of its Board of Directors, the plan hereby is amended in the following particulars:

         1. Effective as of August 1, 1988, by substituting the following for the first sentence of the definition of "Break in Service" set forth in
Section 2 of the plan:

         "A consecutive twelve-month period beginning on the date a Participant's employment with an Employer and the members of the Controlled Group terminates, and each annual anniversary of such date, during which a Participant has not earned 435 Hours of Service."

         2. Effective as of August 1, 1994, by substituting the following two sentences for the last sentence of the definition of "Compensation" set forth in Section 2 of the plan:

         "Effective for Plan Years ending prior to August 1, 1994, amounts in excess of $200,000 (as adjusted as set forth in Section 401(a)(17) of the Code) shall be disregarded. Effective for Plan Years beginning on and





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         after August 1, 1994, amounts in excess of $150,000 (as adjusted as set forth in Section 401(a)(17) of the Code) shall be disregarded."

         3. Effective August 1, 1995, by substituting the following for the definition of "Employee" set forth in Section 2 of the plan:

         "Employee . . . . . . .     Any person who is employed by an Employer
                                     on August 16, 1988, or thereafter,
                                     excluding (i) any individual who, either directly or through inheritance, receives rights to shares of common stock of the Company under the Northwestern Steel and Wire Company Stock
                                     Appreciation Rights Plan (adopted in 1988) or the Northwestern Steel and Wire Company
                                     Management Stock Option Plan (adopted in
                                     1992); or (ii) any individual hired on a temporary basis for a period not to exceed four months; provided, however, that, effective August 1, 1995, if a person hired on a temporary basis completes 1,000
                                     Hours of Service, such person shall be
                                     considered an Employee."

         4. Effective as of August 1, 1988, by substituting the following for the definition of "Year of Service" set forth in Section 2 of the plan:

         "Year of Service . . .      A consecutive 12-month period of
                                     employment with an Employer or any member of the Controlled Group, beginning on an Employee's date of hire and on each subsequent anniversary of the Employee's date of hire, in which the Employee earns at least 870 Hours of Service."

         5. Effective August 1, 1995, by adding the following sentence at the end of Section 5(d)(3) of the plan:

         "Notwithstanding any provision of the Plan to the contrary, the Trustee shall vote the shares of Company Stock in the manner it determines is necessary to fulfill its fiduciary duties under ERISA."

         6. Effective as of August 1, 1989, by substituting the following for Section 6(c)(i) of the plan:

         "(i) Effective August 1, 1989, the total amount of Plan Contributions allocated to the Accounts of a Participant in any calendar year may not exceed the lesser of:





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                 (A)      Twenty-five percent (25%) of his Compensation for
                          such calendar year; or

                 (B) $30,000 (or, if greater, one-fourth of the dollar limitation in effect under Code Section 415(b)(1)(A)).

                 In the event these limitations would be exceeded with respect to any Participant, allocations of Plan Contributions under this Plan shall be reduced with respect to such Participant to the extent necessary to ensure such limitations are not exceeded."

         7. Effective August 1, 1995, by adding the following new sentence at the end of Section 9(a) of the plan:

         "Notwithstanding any provision of the Plan to the contrary, the Trustee shall vote the shares of Company Stock in the manner it determines is necessary to fulfill its fiduciary duties under ERISA."

         8. Effective as of January 1, 1993, by substituting the following for Section 10(e) of the plan:

                "(e) Tax -- The Administrative Committee shall provide the recipient of a distribution with an explanation of the tax consequences of such distribution to the extent required by Section 402(f) of the Code and shall comply with the applicable withholding requirements of the Code (and the applicable withholding requirements of any state's tax law) with respect to distributions from the Trust (other than dividend distributions under Section 12(a)). If Sections 401(a)(11) and 417 of the Code do not apply to a distribution, such distribution may commence less than 30 days after the notice required under applicable law and regulations is given, provided that: (1) the Administrative Committee clearly informs the recipient that the recipient has a right, for a period of at least 30 days after receiving the notice, to consider the decision of whether or not to elect a distribution, and (2) the recipient, after receiving the notice, affirmatively elects a distribution."

         9.      Effective as of January 1, 1993, by adding the following new
Section 13(c) to the plan immediately after Section 13(b) thereof:

                 "(c) Subject to rules established by the Administrative Committee, if a payment under this Section 13 constitutes an 'eligible rollover distribution' (as defined in Section 402(c)(4) of the Code), then the Participant or other 'eligible distributee' (as defined in applicable Treasury Regulations) may elect to have such distribution paid directly to an 'eligible retirement plan' (as defined in Section 402(c)(8)(B) of the Code). Each election under this Section 13(c) shall be made at





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         such time and in such manner as the Administrative Committee shall determine and shall be effective only in accordance with such rules as shall be established from time to time by the Administrative Committee."

         10.     Effective as of January 1, 1993, by adding the following new
Section 14(d) to the plan immediately after Section 14(c) thereof:

                 "(d) Subject to rules established by the Administrative Committee, if a payment under this Section 14 constitutes an 'eligible rollover distribution' (as defined in Section 402(c)(4) of the Code), then the Participant or other 'eligible distributee' (as defined in applicable Treasury Regulations) may elect to have such distribution paid directly to an 'eligible retirement plan' (as defined in Section 402(c)(8)(B) of the Code). Each election under this Section 14(d) shall be made at such time and in such manner as the Administrative Committee shall determine and shall be effective only in accordance with such rules as shall be established from time to time by the Administrative Committee."

         11. Effective as of August 1, 1989, by substituting the following for Section 15(a) of the plan:

                 "(a) A Participant who terminates Service may elect to defer the distribution of his Capital Accumulation under Section 13 or 14 after the date on which a Participant would otherwise be eligible for distribution of his Capital Accumulation under Section 13 or 14."

         12. Effective as of August 1, 1988, by adding the following sentence at the end of Section 16(a) of the plan:

                 "As provided in Sections 13 and 14, a Participant has the right to demand the distribution of his benefits in shares of Company Stock."

         13. Effective as of January 1, 1993, by deleting Section 16(c) of the plan.

         14. Effective as of August 1, 1994, by substituting the following for Section 22(f)(1) of the plan:

                 "(1) "Top-Heavy Compensation" will mean the average compensation of the Participant, determined using his five (5) highest consecutive years of Compensation. For the purpose of the preceding sentence, years beginning after the close of the last Plan Year in which the Plan was a Top-Heavy Plan will be disregarded."





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         15.     Effective as of August 1, 1988, by substituting the following for Section 22(f)(3) of the plan:

                 "(3) "Key Employee" means an individual (and the Beneficiaries of such individual) who at any time during the Determination Period had Compensation greater than 50% of the amount in effect under Section 415(b)(1)(A) of the Code while an officer or member of the Controlled Group, one of the ten Employees having Compensation of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Section 318 of the Code) the largest interest in the Employer, a five percent (5%) owner of a member of the Controlled Group, or a one percent (1%) owner of a member of the Controlled Group having annual Compensation from the Employer of more than $150,000."

         16. Effective as of January 1, 1995, by substituting the following two sentences for the first and second sentences of Section 23 of the plan:

                 "Technical amendments of the Plan or amendments to comply with the requirements of the Code or ERISA or to ensure the initial or continued qualification of the Plan under the Code may be adopted by a majority vote of the Company's Board of Directors or may be made by instrument signed by any person or persons authorized by the Company's Board of Directors to make technical amendments of the Plan. With the concurrence of the majority of shares of Company Stock held in the Trust (voting in accordance with Section 9 on such matter), amendments that would result in substantive changes to the Plan may be adopted by a majority vote of the Company's Board of Directors or may be made by instrument signed by any person or persons authorized by the Company's Board of Directors to make substantive amendments of the Plan, subject to the terms of the Board's authorization."

         17. Effective August 1, 1995, by substituting the following for the last paragraph of Section 23 of the plan:

                 "In the event of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to any other plan, each Participant's or Beneficiary's benefits under such other planimmediately after such merger, consolidation or transfer (if such other plan then





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         terminated) shall at least equal the benefits to which such
         Participant or Beneficiary would have been entitled under this Plan immediately before such merger, consolidation or transfer (if this Plan had then terminated)."



         IN WITNESS WHEREOF, the undersigned duly authorized officers of the company have caused the foregoing amendment to be executed this 26th day of July, 1995.


                                     NORTHWESTERN STEEL AND WIRE COMPANY,
                                     an Illinois corporation


                                     By ______________________________________

                                     Its   Chairman, President & CEO
                                         _____________________________________

ATTEST:

___________________________________________

Its _______________________________________





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